Exhibit 99.1

Aequi Acquisition Corp. Announces Separate Trading of its Class A Common Stock and
Warrants, Commencing January 11, 2021

New York, NY, Jan. 07, 2021 (GLOBE NEWSWIRE) – Aequi Acquisition Corp. (Nasdaq: ARBGU) (the “Company”) announced today that, commencing January 11, 2021, holders of the 23,000,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ARBG” and “ARBGW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “ARBGU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on November 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com; and BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001; Attention: Prospectus Department; by telephone at 800-294-1322 or by email at dg.prospectus_requests@bofa.com.

The Company is a female-led blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led by Hope S. Taitz, Chief Executive Officer and Chairperson, and Joy Seppala, Chief Financial Officer and a Director and a fully diverse board of directors. Although the Company may pursue an initial business combination in any industry or geography, it expects to target data-driven consumer technology companies with accelerating growth and dedication to Diversity, Equity and Inclusion and strong Environmental, Social and Governance principles.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Hope S. Taitz

Aequi Acquisition Corp.

500 West Putnam Avenue, Suite 400

Greenwich, CT 06830

Telephone: (917) 297-4075